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                                                            EXHIBIT 12.1


                NEWMONT MINING CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (Amounts in thousands except ratios)
                                (Unaudited)

                                                          Nine Months Ended
                                                          September 30, 1995
                                                         -------------------
Earnings:
  Income before income taxes                                  $ 144,073

  Adjustments:
    Net interest expense (1)                                     26,137
    Amortization of capitalized interest                          1,730
    Portion of rental expense representative
     of interest                                                  1,066
    Minority  interest of majority-owned subsidiaries
     that have fixed charges                                     11,668
    Undistributed income of less than 50%
     owned entities                                              (5,019)
                                                              ---------
                                                              $ 179,655
                                                              =========
Fixed Charges:
  Net interest expense (1)                                    $  26,137
  Capitalized interest                                            9,609
  Portion of rental expense representative
   of interest                                                    1,066
                                                              ---------
                                                              $  36,812
                                                              =========

Ratio of earnings to fixed charges                                  4.9
                                                              =========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.